    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1996



                                                      REGISTRATION NO. 333-09185

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1



                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                  ANIXTER INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                                             36-2361285
(State or other jurisdiction of                                               (I.R.S. Employer
 incorporation or organization)             4711 GOLF ROAD                  Identification No.)
                                        SKOKIE, ILLINOIS 60076
                                            (847) 677-2600

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           -------------------------

                           ANIXTER INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                                             94-1658138
(State or other jurisdiction of                                               (I.R.S. Employer
 incorporation or organization)     2 NORTH RIVERSIDE PLAZA, SUITE          Identification No.)
                                                 1900
                                       CHICAGO, ILLINOIS 60606
                                            (312) 902-1515

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           -------------------------

                                 JAMES E. KNOX
               SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                           ANIXTER INTERNATIONAL INC.
                      2 NORTH RIVERSIDE PLAZA, SUITE 1900
                            CHICAGO, ILLINOIS 60606
                                 (312) 902-1515
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           -------------------------

                                with a copy to:

         Ronald B. Given                                                 Benjamin F. Garmer, III
       Mayer, Brown & Platt                                                  Foley & Lardner
     190 South LaSalle Street                                           777 East Wisconsin Avenue
     Chicago, Illinois 60603                                            Milwaukee, Wisconsin 53202

                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
                           -------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           -------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER   , 1996


PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED AUGUST   , 1996)


                                  $100,000,000

                                  ANIXTER LOGO

                            % NOTES DUE SEPTEMBER    , 2003


        PAYMENT OF PRINCIPAL AND INTEREST UNCONDITIONALLY GUARANTEED BY
                           ANIXTER INTERNATIONAL INC.
                            ------------------------


     Interest on the   % Notes due September   , 2003 (the "Notes") is payable
semiannually on March   , and September   , of each year, beginning March   ,
1997. The Notes will mature on September   , 2003 and are not subject to
redemption by Anixter Inc. (the "Company") prior to maturity. Anixter International Inc. (the "Guarantor"), the parent of the Company, will fully, unconditionally and irrevocably guarantee (the "Guarantee"), on a senior unsecured basis, the payment of principal of and interest on the Notes when and as the same shall become due and payable.


     Ownership of the Notes will be maintained in book-entry form by or through the Depository Trust Company ("DTC"). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Beneficial owners of the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the DTC's Same-Day Funds Settlement System and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof. See "Description of Notes" herein.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE

         CONTRARY IS A CRIMINAL OFFENSE.
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                    PRICE TO             UNDERWRITING        PROCEEDS TO COMPANY
                                    PUBLIC(1)             DISCOUNT(2)              (1)(3)
- -------------------------------------------------------------------------------------------------
Per Note....................
- -------------------------------------------------------------------------------------------------
Total.......................
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------


(1) Plus accrued interest, if any, from September   , 1996.

(2) The Company and the Guarantor have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated to be $255,000.

                            ------------------------


     The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters, and subject to certain conditions. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the
book-entry facilities of DTC on or about September   , 1996.

                            ------------------------
MERRILL LYNCH & CO.                                        CHASE SECURITIES INC.
                            ------------------------
         The date of this Prospectus Supplement is September   , 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is a leading supplier of wiring systems, networking and internetworking products for voice, data and video networks and electrical power applications in North America, Europe, Asia and Latin America. The Company stocks and/or sells a full line of these products from a network of 85 locations in the United States, 19 in Canada, 17 in the United Kingdom, 28 in Continental Europe, 10 in Latin America, 6 in Australia, and 11 in Asia. The Company sells approximately 80,000 products to over 60,000 active customers and works with over 2,000 suppliers. Its customers include international, national, regional and local companies that are end users of these products and engage in manufacturing, communications, finance, education, health care, transportation, utilities and government. Also, the Company sells products to resellers such as contractors, installers, system integrators, value added resellers, architects, engineers and wholesale distributors.

                                 THE GUARANTOR

     The Guarantor, formerly known as Itel Corporation, is primarily engaged in providing networking and cabling solutions for network infrastructure requirements through the Company, its sole operating subsidiary. See "The Company." As of June 28, 1996, the Guarantor also owned approximately 31% of ANTEC Corporation and its subsidiaries (collectively "ANTEC"), and certain assets which are held for sale. As of June 28, 1996, the market value of the Guarantor's 7,113,500 shares of ANTEC common stock was approximately $113 million compared with a carrying value of $75.4 million. ANTEC is a publicly traded communications technology company, specializing in the design and engineering of hybrid fiber/coax (HFC) broadband networks and the manufacturing, materials management and distribution of products for these networks.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Notes offered by this Prospectus Supplement will be used to repay outstanding borrowings under the Company's credit facility, which at July 26, 1996 bore interest at the weighted average rate of approximately 6.1% per annum, and for working capital and general corporate purposes.

                   SUMMARY FINANCIAL INFORMATION OF GUARANTOR


     The following table sets forth in summary form certain consolidated financial data of the Guarantor. This information is derived from, is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements of the Guarantor and related notes and other detailed information contained in the documents incorporated by reference herein. The consolidated financial information for the six months ended June 28, 1996 and June 30, 1995 is derived from unaudited financial statements; however, in the opinion of the Guarantor's management, all adjustments considered necessary for a fair presentation of such information are reflected. The Guarantor's six month results should not be considered as indicative of the results to be expected for the entire year.



                                                                                 SIX MONTHS ENDED
                                                       FISCAL YEARS          ------------------------
                                                 ------------------------     JUNE 30,      JUNE 28,
                                                    1994          1995          1995          1996
                                                 ----------    ----------    ----------    ----------
                                                                (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
Revenues......................................   $1,732,600    $2,194,800    $1,044,900    $1,179,200
  Operating income............................       69,800        99,600        49,500        43,700
  Interest expense and other, net.............      (27,100)      (21,600)      (10,300)      (11,900)
  Equity in income (loss) of ANTEC............        7,900          (600)        2,100         1,700
  Non-recurring items, net(a).................       59,000             0             0             0
  Marketable equity securities losses,
     principally write-downs(b)...............      (39,600)       (3,000)       (3,000)            0
  Income from continuing operations...........       46,200        39,100        20,000        18,400
  Income from discontinued operations(c)......      200,700             0             0             0
  Net income..................................   $  246,900    $   39,100    $   20,000    $   18,400
FINANCIAL POSITION:
  Total assets................................   $1,110,900    $1,184,700    $1,158,700    $1,240,500
  Total debt..................................      280,500       333,700       312,400       442,100
  Stockholders' equity........................   $  543,900    $  449,000    $  518,100    $  431,000


- -------------------------
(a) The non-recurring items in 1994 include a $48.2 million pre-tax gain on the Guarantor's May 1994 public offering of shares of common stock of ANTEC and a $10.8 million pre-tax gain relating to ANTEC's issuance of common stock in connection with an acquisition in November 1994.

(b) In 1994, the Guarantor wrote down the value of its investments in marketable equity securities by $34.4 million; the remaining $5.2 million pre-tax charge in 1994 relates to the loss on sale of the Guarantor's investment in Catellus Development Corporation.

(c) Income from discontinued operations in 1994 reflects a $202.0 million after-tax gain from the sale of the Guarantor's rail car leasing business.

                               CAPITALIZATION OF
                                  THE COMPANY

     The following table sets forth the unaudited capitalization of the Company and its consolidated subsidiaries at June 28, 1996, and as adjusted to reflect the issuance of the Notes offered hereby and the application of the net proceeds thereof as described under "Use of Proceeds."


                                                                            JUNE 28, 1996
                                                                       -----------------------
                                                                        ACTUAL     AS ADJUSTED
                                                                       --------    -----------
                                                                       (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Bank credit facilities............................................   $442,099     $  343,204(a)
  Intercompany subordinated note payable to Guarantor...............     42,000         42,000
     % Notes due August 1, 2003 offered hereby......................          0        100,000
                                                                       --------      ---------
     Total long-term debt...........................................   $484,099     $  485,204
STOCKHOLDERS' EQUITY:
  Common stock ($.01 par value).....................................   $    336     $      336
  Capital Surplus...................................................    297,501        297,501
  Retained Earnings.................................................     29,190         29,190
  Cumulative translation adjustment.................................    (13,116)       (13,116)
                                                                       --------      ---------
     Total stockholders' equity.....................................    313,911        313,911
                                                                       --------      ---------
       Total capitalization.........................................   $798,010     $  799,115
                                                                       ========      =========


- -------------------------

(a) Reflects application of the estimated net proceeds of the Notes to the repayment of borrowings under the Company's domestic credit facility.

                              SUMMARIZED FINANCIAL
                           INFORMATION OF THE COMPANY

     The following table sets forth certain summarized financial information of the Company and its consolidated subsidiaries. This information is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements of the Guarantor and related notes and other detailed information contained in the documents incorporated by reference herein. The Company's six month results should not be considered as indicative of the results to be expected for the entire year.

                                                                                            SIX MONTHS ENDED
                                                    FISCAL YEARS                         ----------------------
                             ----------------------------------------------------------   JUNE 30,    JUNE 28,
                                1991        1992        1993        1994        1995        1995        1996
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
  Revenues.................. $1,025,796  $1,163,630  $1,327,994  $1,732,416  $2,194,780  $1,044,913  $1,179,221
  Cost of sales.............    749,170     854,760     979,634   1,298,201   1,641,074     781,711     881,797
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Gross profit..............    276,626     308,870     348,360     434,215     553,706     263,202     297,424
  Operating expenses........    234,740     264,042     285,412     353,612     444,591     209,008     251,464
  Amortization of
    goodwill................      5,637       5,637       5,977       5,977       5,977       2,989       3,052
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Operating Income..........     36,249      39,191      56,971      74,626     103,138      51,205      42,908
  Interest expense..........    (20,759)    (22,231)    (29,398)    (20,465)    (26,508)    (12,761)    (15,320)
  Other income
    (expenses) net..........        478        (503)       (536)      1,239       2,096       1,706       1,832
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before
    income taxes............      6,968      16,457      27,037      55,400      78,726      40,150      29,420
  Income tax expense........     11,618      12,401      17,522      25,578      39,318      19,995      15,310
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income................ $   (4,650) $    4,056  $    9,515  $   29,822  $   39,408  $   20,155  $   14,110
                             ==========  ==========  ==========  ==========  ==========  ==========  ==========


                                                                                                   AT
                                                 AT FISCAL YEAR END                      ----------------------
                             ----------------------------------------------------------   JUNE 30,    JUNE 28,
                                1991        1992        1993        1994        1995        1995        1996
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (DOLLARS IN THOUSANDS)
ASSETS:
  Current assets............ $  391,315  $  406,079  $  494,449  $  619,243  $  777,907  $  700,620  $  839,276
  Property, net.............     28,792      25,655      26,701      33,407      49,220      42,316      60,801
  Goodwill..................    198,530     198,346     193,906     187,929     182,967     184,941     184,798
  Other assets.............. $   22,093  $   28,222  $   30,592  $   24,451  $   28,713  $   25,598  $   29,340
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total assets............ $  640,730  $  658,302  $  745,648  $  865,030  $1,038,807  $  953,475  $1,114,215
                             ==========  ==========  ==========  ==========  ==========  ==========  ==========
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
  Current liabilities(a).... $  188,278  $  154,754  $  209,765  $  255,395  $  330,161  $  294,289  $  304,455
  Intercompany subordinated
    note payable to
    Guarantor...............          0     138,100      73,250      60,000      85,000      60,000      42,000
  Long-term debt............    223,135      83,839     188,332     263,530     309,363     295,375     442,099
  Other noncurrent
    liabilities.............      9,974      21,229      20,307      15,941      12,947      16,721      11,750
  Stockholders' equity......    219,343     260,380     253,994     270,164     301,336     287,090     313,911
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total liabilities and
       stockholders'
       equity............... $  640,730  $  658,302  $  745,648  $  865,030  $1,038,807  $  953,475  $1,114,215
                             ==========  ==========  ==========  ==========  ==========  ==========  ==========


- -------------------------
(a) 1991 includes $35.3 million current portion of long-term debt.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made.

GENERAL


     The Notes offered by this Prospectus Supplement will be limited to $100,000,000 aggregate principal amount. The Notes will be issued under an
Indenture, dated as of September   , 1996, among the Company, the Guarantor and
The Bank of New York, as Trustee (the "Indenture"). The Indenture is further described under "Description of Debt Securities" in the accompanying Prospectus. The Notes constitute one series of Securities (as defined in the Indenture) established by the Company pursuant to the Indenture. The statements herein concerning the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular defined terms are referred to, such defined terms are incorporated herein by reference.


     The Notes will be issued in fully registered form and in denominations of $1,000 and integral multiples thereof. The Company does not intend to apply for listing of the Notes on a national securities exchange.


     The Notes will be unsecured and unsubordinated obligations of the Company. See "Description of Debt Securities" in the accompanying Prospectus. The Notes may not be redeemed by the Company, will not be subject to any sinking fund and will not be redeemable at the option of a holder thereof, except in certain circumstances if a Restructuring Event occurs, as described in the accompanying Prospectus under the caption "Description of Debt Securities -- Redemption at the Option of the Holders in Certain Circumstances." The Notes will be subject to defeasance and covenant defeasance as described in the accompanying Prospectus under the heading "Description of Debt Securities -- Defeasance and Covenant Defeasance."



     Interest on the Notes will be payable semiannually on March   , and
September   , of each year (the "Interest Payment Dates"), commencing March   ,
1997, to the persons in whose name the Notes are registered at the close of
business on the February   , and August   , respectively, immediately preceding
such Interest Payment Dates. Payments of principal and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of DTC and its participants in effect from time to time. Payments of principal and interest on any Notes in definitive form will be made at the Corporate Trust Office of the Trustee, provided that, at the option of the Company, payments of interest may be made by check mailed to the holder(s) of Notes or wire transfer to an account maintained by the holder(s) of Notes at the address or account of such holder(s) appearing on the security register of
the Company on the applicable February   , and August   , respectively,
immediately preceding such Interest Payment Dates. Any payment of principal or interest required to be made on a day which is not a business day need not be made on such day, but may be made on the next succeeding business day with the same force and effect as if made on such day, and no additional interest shall accrue as a result of such delayed payment. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.


GUARANTEE


     The Guarantor irrevocably and unconditionally will guarantee to each Holder and the Trustee the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the full payment of principal of and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption, or by declaration of acceleration or otherwise. The Guarantee is a general unsecured obligation of the Guarantor, and will rank pari passu in right of payment with all future unsecured and unsubordinated indebtedness and obligations of the Guarantor. The Guarantor currently has no indebtedness and has no current plan or intention to incur any indebtedness. All indebtedness reflected on the Guarantor's consolidated financial statements as of June 28, 1996 is indebtedness of its consolidated subsidiaries, including the Company.

     The Guarantor conducts substantially all of its business through the Company and its subsidiaries and does not own any material assets other than its interests in the Company, ANTEC Corporation ("ANTEC") and Signal Capital Corporation ("Signal Capital"). See "The Guarantor" in the accompanying Prospectus. The Guarantor will be dependent on the receipt of dividends or other payments from the Company, ANTEC and Signal Capital to make payments on the Guarantee. Certain covenants contained in the respective credit facilities of the Company and ANTEC limit their ability to declare dividends or make other payments or distributions to the Guarantor. Under the Company's credit facility, the aggregate of all dividends paid to the Guarantor since March 11, 1994 cannot exceed fifty percent of the consolidated net income of the Company since January 1, 1994. To date, the Company has paid dividends totaling approximately $23.1 million since March 11, 1994. As of June 28, 1996, the Company's consolidated net income since January 1, 1994 was approximately $83.3 million. Under ANTEC's credit facility, the aggregate of all dividends paid to the Guarantor in any fiscal year cannot exceed fifty percent of the consolidated net income of ANTEC in such fiscal year. ANTEC has not paid any dividends during the current fiscal year, and reported consolidated net income of approximately $5.6 million for the six months ended June 30, 1996.


PRIORITY



     The Notes offered hereby will rank equally with the Company's other general unsecured senior indebtedness, including indebtedness from time to time outstanding to banks and other unaffiliated lenders. The Notes will be effectively subordinated to any future secured indebtedness of the Company and to all existing and any future indebtedness (whether secured or not) of any subsidiary of the Company. The Indenture limits the Company's incurrence of secured debt and limits certain restricted subsidiaries of the Company from incurring secured or unsecured senior debt. See "Description of Debt Securities
- -- Certain Covenants of the Company and the Guarantor" in the accompanying Prospectus. As of June 28, 1996, after giving pro forma effect to the sale of the Notes offered hereby and the use of proceeds described herein under the caption "Use of Proceeds," the Company would have had an aggregate of approximately $278 million of outstanding senior indebtedness, none of which, on a pro forma basis, would have been secured indebtedness. As of June 28, 1996, the Company's subsidiaries had a total of approximately $65 million of outstanding indebtedness, all of which was secured, and the Company had approximately $42 million of outstanding unsecured subordinated indebtedness. See "Capitalization" herein.



     The Indenture provides that additional Debt Securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by the Company's Board of Directors. Any such additional Debt Securities would rank pari passu in right of payment with the Notes offered hereby. Further, the Indenture does not prohibit the Company from entering into additional indentures and issuing thereunder additional senior debt securities that may rank pari passu in the right of payment with the Notes offered hereby, nor does the Indenture prevent certain of the Company's unrestricted subsidiaries from incurring additional indebtedness, including additional secured indebtedness.



     Under the terms of the Indenture, certain events of bankruptcy, insolvency or reorganization of the Company or the Guarantor result in an Event of Default under the Indenture and the automatic acceleration of all Debt Securities that may then be Outstanding, including the Notes. See "Description of Debt Securities -- Events of Default" in the accompanying Prospectus.


BOOK-ENTRY SYSTEM

     The certificates representing the Notes will be issued in the form of one or more fully registered global securities without coupons ("Global Securities"). It is expected that the Notes initially will be represented by a single permanent global certificate in definitive fully registered form (the "Global Note") and will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Except under the circumstances described below and in the accompanying Prospectus under the caption "Description of Debt Securities -- Global Securities," the Notes will not be issuable in definitive form to the beneficial owners thereof. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provision of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including the Underwriters. DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of the Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Purchases of Notes must be made by or through Participants, which will receive a credit on the records of DTC. The ownership interest of each actual purchaser of each Note (the "Beneficial Owner") is in turn recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered to be the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, Beneficial Owners of a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and if such person is not a Participant, on the procedures of the Participants through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company and the Guarantor understand that under existing industry practices, in the event that the Company or the Guarantor requests any action of holders or that an owner of a beneficial interest in such Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or to take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payment of the principal of, and interest on, Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the holder of the Global Note or Notes representing such Notes. None of the Company, the Guarantor, the Trustee or any other agent of the Company, the Guarantor or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Note, will credit the accounts of the Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of DTC. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

     If (i) DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company or (ii) the Company determines in its discretion not to have the Notes represented by the Global Notes and delivers to the Trustee an order to such effect, then the Global Note or Notes will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as DTC shall instruct the Trustee. It is expected that such instructions may be based upon directions received by DTC from Participants with respect to ownership of beneficial interests in Global Notes. See "Description of Debt Securities -- Global Securities" in the accompanying Prospectus for further information concerning Notes issued in the form of Global Securities.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of Notes in book-entry form will be made by the Company in immediately available funds.


     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Terms Agreement, dated
August   , 1996, which incorporates by reference the terms contained in the
Underwriting Agreement of the same date, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters") and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite their respective names:

                                                                            PRINCIPAL
                                  UNDERWRITER                                 AMOUNT
        ----------------------------------------------------------------   ------------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.......................................   $
        Chase Securities Inc............................................
                                                                           ------------
             Total......................................................   $100,000,000
                                                                           ============

     The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price
less a concession not in excess of    % of the principal amount of the Notes.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of    % of the principal amount of the Notes to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or in certain circumstances, to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

     Certain affiliates of Chase Securities Inc. have engaged, and may in the future engage, in transactions with and perform services for the Company and certain of its subsidiaries and affiliates in the ordinary course of business. An affiliate of Chase Securities Inc. is an agent on and a lender under the Company's credit facility and will receive its proportionate share of any repayment of such facility made by the Company with the proceeds of this offering. See "Use of Proceeds."

PROSPECTUS

                                  $200,000,000

                                  [ANIXTER LOGO]

                                DEBT SECURITIES

              PAYMENT OF PRINCIPAL, PREMIUM (IF ANY) AND INTEREST
            UNCONDITIONALLY GUARANTEED BY ANIXTER INTERNATIONAL INC.

                            ------------------------


     Anixter Inc. (the "Company") may from time to time offer up to $200 million aggregate principal amount, or, if applicable, the equivalent thereof in one or more foreign currencies or currency units, of its unsecured debt securities consisting of notes or debentures (the "Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time or times of sale. An accompanying supplement to this Prospectus (the "Prospectus Supplement") will set forth the specific terms and conditions of the Debt Securities offered thereby, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate or rates and time or times of payment of interest, any terms for redemption, any terms for sinking or analogous fund payment(s), the initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such Debt Securities. In the event of the issuance of Debt Securities at original issue discount, the aggregate principal amount of Debt Securities offered hereby will be a higher amount, provided that the total price at which Debt Securities are sold to the public pursuant to this Prospectus will not exceed $200 million, or the equivalent thereof in one or more foreign currencies or currency units.



     The Debt Securities will be general unsecured obligations of the Company ranking pari passu with all other senior indebtedness and obligations of the Company and senior in right of payment to all subordinated indebtedness and obligations of the Company. Pursuant to the terms of the Indenture (as defined herein), the Debt Securities will be fully, unconditionally and irrevocably guaranteed (the "Guarantee"), on a senior unsecured basis, by Anixter International Inc., the parent corporation of the Company (the "Guarantor"). See "The Guarantor" and "Description of Debt Securities -- Guarantee."


     The Company may sell the Debt Securities to or through underwriters or dealers, and may also sell Debt Securities directly to other purchasers or through agents designated from time to time by the Company. See "Plan of Distribution." The names of such underwriters, dealers or agents, any applicable commissions or discounts and the net proceeds to the Company from the sale of the Debt Securities will be set forth in the accompanying Prospectus Supplement.

     The Company may make application to list one or more series of Debt Securities on one or more national securities exchanges. Any such application to list Debt Securities will be described in the accompanying Prospectus Supplement.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS ACCOMPANIED BY THE PROSPECTUS SUPPLEMENT APPLICABLE TO THE DEBT SECURITIES BEING SOLD.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                The date of this Prospectus is August   , 1996.

                             AVAILABLE INFORMATION

     The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Guarantor can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and at the Internet web site maintained by the Commission at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Guarantor can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company and the Guarantor have filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Debt Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Guarantor with the Commission pursuant to the Exchange Act are hereby incorporated herein by reference:

          1. The Guarantor's Annual Report on Form 10-K for the year ended December 31, 1995.

          2. The Guarantor's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1996 and June 28, 1996.

     All documents filed by the Guarantor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Guarantor will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to James E. Knox, Senior Vice President, General Counsel & Secretary, Anixter International Inc., 2 North Riverside Plaza, Suite 1900, Chicago, Illinois 60606 (Telephone: (312) 902-1515).
                           -------------------------

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $").

                                  THE COMPANY

     The Company is a leading supplier of wiring systems, networking and internetworking products for voice, data and video networks and electrical power applications in North America, Europe, Asia and Latin America. The Company stocks and/or sells a full line of these products from a network of 85 locations in the United States, 19 in Canada, 17 in the United Kingdom, 28 in Continental Europe, 10 in Latin America, 6 in Australia, and 11 in Asia. The Company sells approximately 80,000 products to over 60,000 active customers and works with over 2,000 suppliers. Its customers include international, national, regional and local companies that are end users of these products and engage in manufacturing, communications, finance, education, health care, transportation, utilities and government. Also, the Company sells products to resellers such as contractors, installers, system integrators, value added resellers, architects, engineers and wholesale distributors. The Company's average order size is approximately $1,600.

     The products sold by the Company include communication (voice, data and video) products used to connect personal computers, peripheral equipment, mainframe equipment and various networks to each other. The products include an assortment of transmission media (copper and fiber optic cable) and components, as well as active data components for networking applications. The Company sells products that are incorporated in local area networks ("LANs"), and the internetworking of LANs to form wide area networks ("WANs"). The Company's products also include electrical wiring system products used for the transmission of electrical energy and control/monitoring of industrial processes.

     Increasingly, the Company's end user customer base is seeking complete solutions to their network infrastructure needs as opposed to just networking products. Therefore, in some circumstances the Company is providing network design advice through its sales engineers prior to major sales commitments as well as project management, staging and configuration during customer project implementation, and customer training. On a post sale basis the Company provides network trouble shooting, maintenance and warranty services. The Company's service offerings do not include cable system installation, application software development or the provision of terminal devices. The Company has designed its services to be compatible with and not competitive to the principal activities of its reseller customer base.

     Prior to 1989, the Company's operations were primarily limited to North America and the United Kingdom. In 1989, the Company made a major commitment to expand its operations into the international voice, data and video communications market. Since then, the Company has opened businesses throughout Western Europe and in significant markets in the Pacific Rim (other than Japan and Korea) and Latin America.

     An important element of the Company's business strategy is to develop and maintain close relationships with its key suppliers, which include the world's leading manufacturers of networking and electrical wiring systems products. Such relationships stress joint product planning, inventory management, technical support, advertising and marketing. In support of this strategy, the Company does not compete with its suppliers in product design or manufacturing activities. Approximately 47% of the Company's purchases in 1995 were from its five largest suppliers.

     The Company competes with distributors and manufacturers who sell products directly or through existing distribution channels to end users or other resellers. In addition, the Company's future performance could be subject to economic downturns and possibly rapid changes in applicable technologies. To guard against inventory obsolescence, the Company has negotiated various return and price protection agreements with its key suppliers. Although the Company's relationships with its suppliers are good, the loss of a major supplier could have a temporary adverse effect on the Company's business but would not have a lasting impact since comparable products are available from alternate sources.

     The Company is incorporated in the State of Delaware and its principal offices are located at 4711 Golf Road, Skokie, Illinois 60076. The Company's telephone number is (847) 677-2600.

                                 THE GUARANTOR

     The Guarantor, formerly known as Itel Corporation, is primarily engaged in providing networking and cabling solutions for network infrastructure requirements through the Company, its sole operating subsidiary. See "The Company." As of June 28, 1996, the Guarantor also owned approximately 31% of ANTEC Corporation and its subsidiaries (collectively "ANTEC"), and certain assets which are held for sale. The Guarantor is incorporated in the State of Delaware and its principal offices are located at 2 North Riverside Plaza, Suite 1900, Chicago, Illinois 60606.

     As of June 28, 1996, the market value of the Guarantor's 7,113,500 shares of ANTEC common stock was approximately $113 million compared with a carrying value of $75.4 million. ANTEC is a publicly traded communications technology company, specializing in the design and engineering of hybrid fiber/coax (HFC) broadband networks and the manufacturing, materials management and distribution of products for these networks.

     The principal assets held for sale at June 28, 1996, are those of Signal Capital Corporation ("Signal Capital"). The financial business of Signal Capital has been classified as assets held for sale in the Guarantor's consolidated financial statements since its acquisition in 1988. The approximately $27 million of Signal Capital assets at June 28, 1996, represents approximately 2% of the original acquired Signal Capital assets. The Guarantor continues to liquidate the acquired Signal Capital assets in an orderly manner that maximizes their value to shareholders and no material amounts of new loans or investments are being made by Signal Capital.

                                USE OF PROCEEDS

     The Company currently intends to use the net proceeds from the sale of any Debt Securities for general corporate purposes, which may include the reduction of indebtedness, possible acquisitions and such other purposes as will be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested in short-term investment securities or deposited in interest-bearing accounts. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and the availability of other funds.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Set forth below are the ratios of earnings to fixed charges (unaudited) for the Company for the six months ended June 28, 1996 and for the last five years:

                             YEAR ENDED DECEMBER 31,
SIX MONTHS ENDED     ----------------------------------------
 JUNE 28, 1996       1995     1994     1993     1992     1991
- ----------------     ----     ----     ----     ----     ----
       2.4           3.2      3.0      1.7      1.6      1.2

     For the purpose of computing the ratios of earnings to fixed charges, earnings consist of income of the consolidated Company from continuing operations before provision for income taxes and fixed charges, and fixed charges consist of interest and financing fees on long-term debt and that portion of rental expense deemed to represent interest.


                         DESCRIPTION OF DEBT SECURITIES



     The Debt Securities will be issued under an Indenture (the "Indenture"),
dated as of September   , 1996, by and among the Company, the Guarantor and The
Bank of New York, as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Indenture provides that Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Officer's Certificates or supplemental indentures creating such series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement ("Offered Debt Securities") will be described in such Prospectus Supplement.

     The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and any Officer's Certificates or any supplemental indentures relating thereto, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

GENERAL

     The Indenture provides that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indenture, including terms and provisions relating to maturity, principal and interest, as the Company may determine. The Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.


     The applicable Prospectus Supplement will set forth the price or prices at which the Offered Debt Securities will be issued and will describe the following terms of such Offered Debt Securities: (i) the title of such Offered Debt Securities; (ii) any limit on the aggregate principal amount of such Offered Debt Securities or the series of which they are a part; (iii) if other than the Trustee, the identity of each Security Registrar and Paying Agent; (iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal and premium (if any) of any of such Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) at which any of such Offered Debt Securities will bear interest, or the method, if any, by which such rates will be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, or the method by which such date will be determined, and the basis on which interest shall be calculated, if other than that of a 360-day year of twelve thirty-day months; (vi) if other than the fifteenth day next preceding an Interest Payment Date, the Regular Record Date with respect to an Interest Payment Date; (vii) the place or places, if any, other than or in addition to the Corporate Trust Office, where the principal of and any premium and interest on any of such Offered Debt Securities will be payable; (viii) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) the obligation, if any, of the Company to redeem, repay or purchase any of such Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to any such obligation; (x) the denominations in which any of such Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (xi) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for purposes of determining the principal amount deemed to be Outstanding at any time); (xii) if the amount of principal of or any premium or interest on any of such Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (xiii) if the principal of or any premium or interest on any of such Offered Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiv) if other than the principal amount thereof, the portion of the principal amount of any of such Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (xv) if applicable, that such Offered Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described herein under "Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Defeasance of Certain Covenants", or under both such captions;

(xvi) any addition to or change in the Events of Default applicable to any of such Offered Debt Securities and any change in the right of the Trustee or the Holders to declare the principal of and any premium or interest on any of such Offered Debt Securities due and payable; (xvii) any addition to or change in the covenants and definitions in the Indenture or in the provisions of the Indenture described under "Consolidation, Merger, Sale or Transfer" and under "Covenants"; (xviii) whether any of such Offered Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities and, if different from those described under the Indenture caption entitled "Registration, Registration of Transfer and Exchange," any circumstances under which any such Global Security may be exchanged for Offered Debt Securities registered, and any transfer of such Global Security may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; and (xix) any other terms of such Offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 301) If specified in any applicable Prospectus Supplement, the Debt Securities of any series may be issued in bearer form, and if so issued, the applicable Prospectus Supplement will describe any additions to or changes in any of the provisions of the Indenture which are necessary to permit or facilitate such issuance. (Sections 301 and 901)

     Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount will be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable Prospectus Supplement.

     Except to the extent that the covenants described under the captions "Certain Covenants of the Company and the Guarantor" and "Redemption at the Option of the Holders in Certain Circumstances" may otherwise provide, neither the Indenture nor the Debt Securities will contain any covenants or other provisions designed to afford Holders of the Debt Securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence involving the Company, the Guarantor or any of their respective Subsidiaries.

FORM, EXCHANGE AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of each series will be issuable only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. (Section 302)

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with a written instrument of transfer duly executed) at the office of the Security Registrar or at one or more offices or agencies designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company or the Trustee will require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request. Unless otherwise set forth in the applicable Prospectus Supplement, the Company has appointed the Trustee as Security Registrar for each series of Debt Securities for the purpose of registering Debt Securities and transfers of Debt Securities at its Corporate Trust Office in New York, New York. (Section 305) Any other office or agency (in addition to the Security Registrar) initially designated by the Company for the registration and transfer of any Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional offices and agencies for the registration and transfer or exchange of any Debt Securities or rescind such designations, except that the Company will be required to maintain an office or agency in each Place of Payment for the Debt Securities of each series. (Section
1002)

     If the Debt Securities of any series are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series during a period beginning at the opening of business 15 days before the selection of such Debt Securities of that series to be redeemed and ending at the close of business on the day of the mailing of a notice of redemption; or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, and will be deposited with such Depositary or nominee or a custodian therefor.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged for Debt Securities registered in the name of, and no transfer of a Global Security may be registered to, any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if the Company determines that the Depositary is unable to continue as Depositary and the Company thereupon fails to appoint a successor Depositary;
(ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so exchangeable and the transfer thereof so registerable; (iii) the Company provides for such exchange in creating such Global Security (which will be described in any applicable Prospectus Supplement); (iv) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities evidenced by such Global Security; or (v) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Section 305)

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Guarantor, the Trustee, the Security Registrar, the Paying Agent or any agent of the Company, the Guarantor or the Trustee will have any responsibility or liability for (i) any aspects of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests; (ii) the payments to the beneficial owners of the Global Security of amounts paid to the Depositary or its nominee; or (iii) any other matter related to the actions and practices of the Depositary. (Section 305)

     Secondary trading of notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Principal and any premium and interest due on a Debt Security upon Maturity or upon redemption or repurchase will be paid by wire transfer (if appropriate instructions are received) against presentation and surrender of the Debt Security by the Holder thereof at the office of the Paying Agent. Interest payments on any Debt Security (other than interest due at Maturity or on redemption or repurchase) will be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register; provided that a Holder of Debt Securities of any series which pay interest on the same day and which are in an aggregate principal amount in excess of $10,000,000 may elect to receive payments of interest with respect to such series via wire transfer. (Section 307) The Paying Agent or Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or one or more other offices or agencies where the Debt Securities may be presented or surrendered for payment and from time to time rescind such designations, except that the Company will be required to maintain an office or agency in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

     All moneys paid by the Company to a Paying Agent or the Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Security thereafter may, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Paying Agent and the Trustee with respect thereto, and all liability of the Company as a trustee thereof, shall thereupon cease. (Section 1003)

GUARANTEE


     The Guarantor irrevocably and unconditionally will guarantee to each Holder and the Trustee the full and prompt performance of the Company's obligations under the Indenture and the Debt Securities, including the full payment of the principal of, premium (if any) and interest on, the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or by declaration of acceleration or otherwise. The Guarantee is a general unsecured obligation of the Guarantor, and will rank pari passu in right of payment with all existing or future unsubordinated indebtedness and obligations of the Guarantor.


     The Guarantor conducts substantially all of its business through the Company and its subsidiaries and does not own any material assets other than the stock of the Company, ANTEC and Signal Capital. See "The Guarantor." The Guarantor is dependent on the receipt of dividends or other payments from the Company, ANTEC and Signal Capital to make payments on the Guarantee of the Debt Securities. Certain provisions in the debt agreements of the Company and ANTEC currently restrict and in the future may prohibit such dividends or other payments. Such provisions and the restrictions they impose will be described in the accompanying Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that neither the Guarantor nor the Company may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into any other person or entity unless
(i) either the Guarantor or the Company, as applicable, is the continuing corporation, or the successor is a corporation organized and existing under the laws of the United States or a state thereof and the successor corporation expressly assumes by an indenture supplement the Guarantor's or the Company's obligations, as applicable, on the Debt Securities and under the Indenture; (ii) the Guarantor or the Company, as applicable, or the successor corporation, as the case may be, is not immediately after the merger or consolidation, or the sale, lease or conveyance, in default in the performance of any covenant or condition under the Indenture; and (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing. (Section
801)

CERTAIN COVENANTS OF THE COMPANY AND THE GUARANTOR

     The Indenture contains certain covenants, described below, with respect to the incurrence of secured debt by the Guarantor, the Company and the Restricted Subsidiaries (as hereinafter defined), sale and leaseback transactions on the part of the Guarantor, the Company and the Restricted Subsidiaries, the transfer of principal facilities to any party other than the Guarantor, the Company and the Restricted Subsidiaries and the incurrence of funded debt by Restricted Subsidiaries of the Company. These covenants do not, however, focus on the amount of debt incurred in any transaction and do not otherwise afford protection to holders of the Debt Securities in the event of a highly leveraged transaction that is not in violation of the covenants. The Guarantor and the Company do not currently intend to include any covenants or other provisions affording such protection in the Debt Securities or any series thereof. If the Guarantor and the Company determine in the future that it is desirable to include covenants or other provisions of this type in any series of Debt Securities, they will be described in the Prospectus Supplement for that series.

  Limitations on Secured Debt

     The Indenture provides that so long as any Debt Securities are outstanding the Guarantor and the Company will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt (as hereinafter defined) or create any Security Interest (as hereinafter defined) securing any indebtedness existing on the date of the Indenture that would constitute Secured Debt if it were secured by a Security Interest, unless the Debt Securities will be secured equally and ratably (subject to applicable priorities of payment) by the Security Interest securing such Secured Debt or indebtedness, except that the Guarantor, the Company and the Restricted Subsidiaries may create, incur, assume or guarantee certain Secured Debt without so securing the Debt Securities. Among such permitted Secured Debt is indebtedness secured by (i) certain Security Interests to secure payment of the cost of acquisition, construction, development or improvement of property; (ii) Security Interests on property at the time of acquisition assumed by the Guarantor, the Company or a Restricted Subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm at the time it becomes a Restricted Subsidiary or is merged into or consolidated with the Guarantor, the Company or a Restricted Subsidiary, or on properties of a corporation or firm acquired by the Guarantor, the Company or a Restricted Subsidiary as an entirety or substantially as an entirety; (iii) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Guarantor, the Company or any Restricted Subsidiary; (iv) Security Interests securing indebtedness of a Restricted Subsidiary owing to the Guarantor, the Company or to another Restricted Subsidiary; (v) mechanics, and other statutory liens, arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or that are being contested in good faith; (vi) liens for taxes, assessments or governmental charges not yet due or for taxes, assessments or governmental charges that are being contested in good faith;
(vii) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in case of judgment liens, execution thereon is stayed; (viii) certain landlords' liens on fixtures; (ix) Security Interests to secure partial, progress, advance or other payments or indebtedness incurred for the purpose of financing construction on or improvement of property subject to such Security Interests; and

(x) certain Security Interests in favor, or made at the request, of governmental bodies. Additionally, such permitted Secured Debt includes (with certain limitations) any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof. In addition to the foregoing, the Guarantor, the Company and the Restricted Subsidiaries may incur Secured Debt, without equally and ratably securing the Debt Securities, if the sum of (a) the amount of Secured Debt entered into after the date of the Indenture and otherwise prohibited by the Indenture plus (b) the aggregate value of Sale and Leaseback Transactions (as hereinafter defined) entered into after the date of the Indenture, and otherwise prohibited by the Indenture, does not exceed ten percent of Consolidated Net Tangible Assets (as hereinafter defined). (Section 1005)

  Limitations on Sale and Leaseback Transactions

     The Indenture provides that so long as any Debt Securities are outstanding the Guarantor and the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the Guarantor, the Company or such Restricted Subsidiary would be entitled to incur Secured Debt permitted by the Indenture only by reason of the provision described in the last sentence of the preceding paragraph equal in amount to the net proceeds of the property sold, or transferred or to be sold or transferred pursuant to such Sale and Leaseback Transaction and secured by a Security Interest on the property to be leased without equally and ratably securing the Debt Securities, or (b) the Guarantor, the Company or a Restricted Subsidiary shall apply within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to such net proceeds (x) to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities (as hereinafter defined) or a part thereof or (y) to the redemption of Debt Securities or (z) to the repayment of Senior Funded Debt (as hereinafter defined) of the Guarantor, the Company or of any Restricted Subsidiary (other than the Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such redemption the Guarantor or the Company may, within 180 days after such sale or transfer, deliver to the Trustee Debt Securities (other than Debt Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of the Debt Securities by an amount equivalent to the aggregate principal amount of the Debt Securities so delivered. (Section 1006)

  Limitations on Transfers of Principal Facilities

     The Indenture provides that so long as any Debt Securities are outstanding the Guarantor and the Company will not, and will not cause or permit any Restricted Subsidiary to, transfer any Principal Facility to any party other than the Guarantor, the Company or a Restricted Subsidiary unless within 180 days after the effective date of such transaction an amount equal to the fair value of such Principal Facility at the time of such transfer is applied (i) to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (ii) to the redemption of the Debt Securities or (iii) to the repayment of Senior Funded Debt of the Guarantor, the Company or any Restricted Subsidiary (other than Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying all or any part of such amount to such redemption, the Guarantor or the Company may, within 180 days after such transfer, deliver to the Trustee Debt Securities (other than Debt Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of the Debt Securities by an amount equivalent to the aggregate principal amount of the Debt Securities so delivered. (Section 1007)

  Limitations on Senior Funded Debt by Restricted Subsidiaries of Company

     The Indenture provides that so long as the Debt Securities are outstanding the Company will not permit any of its Restricted Subsidiaries to (a) create, assume or suffer to exist any Senior Funded Debt other than (i) Senior Funded Debt which is permitted to such Restricted Subsidiary as Secured Debt under the Indenture, (ii) Senior Funded Debt owed to the Guarantor, the Company or another Restricted Subsidiary, (iii) Senior Funded Debt of a corporation or other entity exiting at the time it becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary, (iv) Senior Funded Debt of a corporation or other entity assumed by a Restricted Subsidiary in the acquisition of all or a portion of the business of such corporation or other entity, and (v) Senior Funded Debt existing as of the date of the Indenture, or (b) guarantee, directly or indirectly through any arrangement which is substantially the equivalent of a guarantee, any Senior Funded Debt of another Subsidiary except for (i) guarantees existing on the date of the Indenture, and (ii) guarantees of Senior Funded Debt permitted to a Restricted Subsidiary under the preceding clause (a). (Section 1008)

CERTAIN DEFINITIONS

     The following terms are defined substantially as follows in Section 101 of the Indenture and are used herein as so defined.

     "Consolidated Net Tangible Assets" means, in each case, with respect to the Guarantor (a) the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), capitalized rent, capital stock (including redeemable preferred stock) and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which, in each case, under generally accepted accounting principles in effect on the date of the Indenture would be included on a consolidated balance sheet of the Guarantor and its Restricted Subsidiaries, less (b) loans, advances, equity investments and guarantees (other than accounts receivable arising from the sale of merchandise in the ordinary course of business) at the time outstanding that were made or incurred by the Guarantor and its Restricted Subsidiaries to, in or for Unrestricted Subsidiaries or to, in or for corporations while they were Restricted Subsidiaries and which at the time of computation are Unrestricted Subsidiaries.

     "Principal Facility" means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing, owned, on the date of the Indenture or thereafter, by the Guarantor, the Company or a Restricted Subsidiary, which has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of one percent of the Consolidated Net Tangible Assets, other than any such land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing which, in the opinion of the Board of Directors of the Guarantor (evidenced by a Board Resolution), is not of material importance to the business conducted by the Guarantor and its Subsidiaries taken as a whole.

     "Restricted Subsidiary" means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary that was an Unrestricted Subsidiary but which, subsequent to the date of the Indenture, is designated by the Guarantor and the Company (evidenced by a resolution of their respective Boards of Directors) to be a Restricted Subsidiary; provided, however, that the Guarantor and the Company may not designate any such Subsidiary to be a Restricted Subsidiary if the Guarantor or the Company would thereby breach any covenant or agreement contained in the Indenture (on the assumption that any transaction to which such Subsidiary was a party at the time of such designation and which would have given rise to Secured Debt or constituted a Sale and Leaseback Transaction at the time it was entered into had such Subsidiary then been a Restricted Subsidiary was entered into at the time of such designation).

     "Sale and Leaseback Transaction" means any sale or transfer made by the Guarantor, the Company or one or more Restricted Subsidiaries (except a sale or transfer made to the Guarantor, the Company or one or more Restricted Subsidiaries) of any Principal Facility that (in the case of a Principal Facility which is a building or equipment) has been in operation, use or commercial production (exclusive of test and start-up periods) by the Guarantor, the Company or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property not containing a building) has been owned by the Guarantor, the Company or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to the Guarantor, the Company or a Restricted Subsidiary (except a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by the Guarantor, the Company or such Restricted Subsidiary will be discontinued on or before the expiration of such period). Any Secured Debt permitted under the applicable section of the Indenture will not be deemed to create or be defined to be a Sale and Leaseback Transaction.

     "Secured Debt" means any indebtedness for money borrowed by, or evidenced by a note or other similar instrument of, the Guarantor, the Company or a Restricted Subsidiary, and any other indebtedness of the Guarantor, the Company or a Restricted Subsidiary on which, by the terms of such indebtedness, interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments (other than indebtedness owed by a Restricted Subsidiary to the Guarantor or the Company, or by a Restricted Subsidiary to another Restricted Subsidiary, or by the Guarantor or the Company to a Restricted Subsidiary), which in any such case is secured by (a) a Security Interest in any property or assets of the Guarantor, the Company or any Restricted Subsidiary, or (b) a Security Interest in any shares of stock owned directly or indirectly by the Guarantor or the Company in a Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from the Guarantor, the Company or another Restricted Subsidiary. The securing in the foregoing manner of any previously unsecured debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the aggregate amount then owing thereon by the Guarantor, the Company and the Restricted Subsidiaries.

     "Security Interest" means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.

     "Senior Funded Debt" means any obligation of the Guarantor, the Company or any Restricted Subsidiary which constituted funded debt as of the date of its creation and that, in the case of such funded debt of the Guarantor and the Company is not subordinate and junior in right of payment to the prior payment of the Debt Securities. As used herein "funded debt" shall mean any obligation payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), which under generally accepted accounting principles should be shown on the balance sheet as a liability.

     "Subsidiary" means any corporation or other entity of which at the time of determination the Guarantor, the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50 percent of the voting equity securities.

     "Unrestricted Subsidiary" means (a) any Subsidiary acquired or organized after the date of the applicable Indenture, provided, however, that such Subsidiary is not a successor, directly or indirectly, to, and does not directly or indirectly own any equity interest in, any Restricted Subsidiary, (b) any Subsidiary the principal business and assets of which are located outside the United States of America (including its territories and possessions), (c) any Subsidiary the principal business of which consists of financing the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property by Persons including the Guarantor, the Company or a Subsidiary (including, without limitation, Signal Capital and its Subsidiaries), (d) any Subsidiary the principal business of which is owning, leasing, dealing in or developing real property for residential or office building purposes, and (e) any Subsidiary substantially all the assets of which consist of stock or other securities of an Unrestricted Subsidiary or Unrestricted Subsidiaries of the character described in clauses (a) through (d) of this paragraph, unless and until, in each of the cases specified in this paragraph, any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of "Restricted Subsidiary."

REDEMPTION AT THE OPTION OF THE HOLDERS IN CERTAIN CIRCUMSTANCES

     The Indenture provides that if, during the 180-day period beginning 90 days before the date of first public announcement or disclosure by the Company, the Guarantor or any other Person (including, without limitation, directors or officers of the Company or the Guarantor) of an intention to effect or the occurrence of (whichever is the first to occur) a Restructuring Event (as hereinafter defined) and ending 90 days thereafter (or such longer period as the rating of the Debt Securities of such series shall be under publicly announced consideration by a National Rating Agency (as hereinafter defined)), two or more National Rating Agencies, at least one of which is either Moody's Investors Service, Inc. or Standard & Poor's Corporation, shall downgrade their respective ratings of the Debt Securities of such series from the ratings in effect at the beginning of such 180-day period (each a "Downgrading Agency") (except that if a National Rating Agency shall have downgraded its rating of the Debt Securities of such series during the 90-day period prior to such public announcement or disclosure, such National Rating Agency shall not be deemed a Downgrading Agency if it upgrades its rating of the Debt Securities of such series by the close of business on the date of such public announcement or disclosure to at least the rating (the "Threshold Rating") it had given to the Debt Securities of such series as of the beginning of such 180-day period and shall not thereafter downgrade such rating to below the Threshold Rating during such 180-day period) (the occurrence of the conditions specified above being a "Put Event"), then each holder of Debt Securities of such series shall have the right to require the Company to repurchase all or any portion of such holder's Debt Securities of such series at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (or if the Debt Securities of such series are Original Issue Discount Securities, 100% of that portion of the principal amount specified in the terms of that series that would be payable if the maturity thereof were accelerated pursuant to the Indenture), all as provided in, and subject to the terms of, the Indenture, as the Indenture may be supplemented in connection with the issuance of a series of Debt Securities thereunder. Subsequent to the occurrence of a Put Event, the Company will give a notice to each holder of Debt Securities of such series setting forth, among other things, details regarding the right of such holder to require the Company to repurchase such holder's Debt Securities of such series, the purchase date, and the name and address of the Paying Agent (which for this purpose will, in the case of Registered Securities, be the Trustee and, in the case of Bearer Securities, will be a Paying Agent in a place of payment located outside the United States) to which such Debt Securities are to be presented and surrendered. The Company will not be obligated, with respect to the Debt Securities of any series, to offer to purchase such Debt Securities or give notice to the holders thereof more than once with respect to the same Put Event. (Section 1010)

     For the purposes of this provision, the following terms shall have the following meanings:

          (i) "Restructuring Event" means any of the following: (1) any persons other than the Guarantor becoming the beneficial owners, in the aggregate, of voting stock of the Company having more than 30 percent of the voting power of all the then outstanding voting stock of the Company; (2) any person becoming the beneficial owner of voting stock of the Guarantor having more than 30 percent of the voting power of all of the then outstanding voting stock of the Guarantor, other than affiliates of Samuel Zell or Ann Lurie or their respective heirs or beneficiaries; (3) individuals who are not (i) directors of the Guarantor on the date of the Indenture, or (ii) nominated to be directors by the Board of Directors of the Guarantor, constituting a majority of the Board of Directors of the Guarantor; (4) the Company or the Guarantor consolidating with or merging into any other person (other than the Company consolidating or merging with the Guarantor), or any other person consolidating with or merging into the Company or the Guarantor, pursuant to a transaction in which capital stock of the Company or the Guarantor then outstanding (other than capital stock held by the Guarantor or capital stock held by any person which is a party to such consolidation or merger) is changed or exchanged, other than solely in connection with a change in the state of incorporation of the Guarantor or the Company to another state of the United States of America or the District of Columbia; (5) the Company, in one transaction or a series or related transactions, conveying, transferring or leasing, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries taken as a whole (other than to a wholly owned Restricted Subsidiary of the Company); or (6) the Guarantor or any of its Subsidiaries (including the Company) paying or affecting a dividend or distribution (including by way of recapitalization or reclassification) in respect of its capital stock (other than solely to the Guarantor or any of its wholly owned Subsidiaries, or other than solely for capital stock of the Guarantor), or purchasing, redeeming, retiring, exchanging or otherwise acquiring for value any of its capital stock (other than solely from the Guarantor or any of its wholly owned Subsidiaries, or other than solely for capital stock of the Guarantor or the Company), if the cash and fair market value of the securities and assets paid or distributed (except to the Guarantor or any Subsidiary) in connection therewith (determined on the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition), together with the cash and fair market value of the securities and assets paid or distributed in connection with all other such dividends, distributions, purchases, redemptions, retirements, exchanges and acquisitions effected (except as received by the Guarantor or any Subsidiary) within the 12-month period preceding the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition (any such fair market value being determined on the respective record or effective dates for such other dividends, distributions, purchases, redemptions, retirements, exchanges and acquisitions), exceeds 30 percent of the aggregate fair market value of all capital stock of the Guarantor outstanding on the record date for such dividend or distribution or the effective date of such purchase, redemption, retirement, exchange or other acquisition (determined on such record or effective date);

          (ii) "National Rating Agency" means any of the following nationally recognized statistical rating organizations (and, in each case, any successor thereto): Duff & Phelps Credit Rating Co.; Moody's Investors Service, Inc.; Standard & Poor's Corporation; and Fitch Investors Service, L.P.

     The Company and the Guarantor have agreed that for so long as any of the Debt Securities of such series are outstanding and the Put Option has not risen, they shall provide such information, pay such customary rating service fees and related expenses and take all other reasonable action as shall be necessary or appropriate to enable the National Rating Agencies to provide ratings for the Debt Securities of such series. There can be no assurance that the Company will have available funds for redemption of Debt Securities on the Payment Date.


     A Restructuring Event and other events similar to a Restructuring Event involving the Company or the Guarantor could result in a default under the Company's credit facility (the "Credit Facility"). If such a default occurs and is not waived by the lenders under the Credit Facility, such a default would cause the acceleration of all amounts outstanding under the Credit Facility and thus would cause an Event of Default under the Indenture. See "Events of Default" herein. In the event the Company becomes obligated to repurchase a holder's Debt Securities, there can be no assurance that the Company will have available funds for such repurchase.



     The Company will comply with the 1934 Act, including Section 14(e) thereof and the regulations promulgated thereunder, to the extent applicable, and with any other applicable federal or state securities law, in connection with any obligation of the Company to purchase Debt Securities at the option of the holders thereof as described above or any other purchase of the Debt Securities by the Company.


EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (i) default in the payment of any interest upon any Debt Security of that series when it became due and payable, and continuance of that default for a period of 30 days; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it became due and payable at its Maturity; (iii) default in the deposit of any sinking fund payment, when due by the terms of a Debt Security of that series; (iv) default in the performance, or breach, of any covenant or warranty of the Company or the Guarantor in the Indenture with respect to any Debt Security of that series (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with elsewhere or that has expressly been included in the Indenture solely for the benefit of a series other than that series), and continuance of that default or breach for a period of 30 days after written notice has been given by the Trustee, or by the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (v) default, after any applicable grace period, by the Guarantor or the Company under any instrument evidencing indebtedness of the Guarantor or the Company, as applicable, for borrowed money, if the effect of such default is to cause more than $10,000,000 in principal amount of such indebtedness to become due prior to its stated maturity and that acceleration shall not be rescinded or annulled, or that indebtedness shall not have been discharged, before written notice related thereto has been given by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (vi) certain events in bankruptcy, insolvency or reorganization with respect to the Company or the Guarantor; and (vii) any other default specified in the Prospectus Supplement relating to the Debt Securities or such series. (Section 501)



     If an Event of Default specified in clause (vi) above occurs, all unpaid principal of, premium (if any) and accrued interest on all Debt Securities at the time Outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder, and if any other Event of Default with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security, as may be specified in the terms of such Debt Security), plus any interest accrued on the Debt Securities of that series to the date of declaration, to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (a) all overdue interest on all Outstanding Securities of that series, (b) the principal of (and premium, if any, on) any Debt Securities of that series which have become due otherwise than by such acceleration and any interest thereon at the rate or rates prescribed therefor in such Debt Securities, (c) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefore in such Debt Securities, and (d) certain fees of the Trustee; and (ii) all Events of Default, other than the non-payment of accelerated principal (or premium, if any) or interest on Debt Securities of that series, have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".


     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section
603) Subject to such provisions for the giving of security or the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series; (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of, premium (if any) and interest on such Security on or after the applicable due date specified in such Debt Security. (Section 508)

     The Company and the Guarantor will be required to furnish to the Trustee annually a statement by certain of their respective officers as to whether or not the Company or the Guarantor, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Without the consent of any Holders of Outstanding Securities, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes: (i) to evidence the succession of another Person to the Company or the Guarantor and the assumption by any such successor of the covenants of the Company or the Guarantor in the Indenture and in the Debt Securities; (ii) to add to the covenants of the Company or the Guarantor for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon the Company or the Guarantor by the Indenture; (iii) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities of any series in uncertificated form; (iv) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities; provided, however, that any such addition, change or elimination shall either (a) not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect, or (b) not apply to any Outstanding Securities of any series created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse effect on the rights of the Holders of such Outstanding Securities in any material respect; (v) to secure the Debt Securities of any series; (vi) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (vii) to evidence and provide for the acceptance of appointment of a successor Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (viii) to cure any ambiguity or defect in and to correct or supplement any provision in the Indenture or any Debt Security of any series that may be inconsistent with any other provision in the Indenture or in the Debt Security of such series, or to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that any such action shall not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect; (ix) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act; or (x) to amend or supplement the restrictions on the procedures for resale, attempted resale and other transfers of any series of Debt Securities (whether or not Outstanding) to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally. (Section 901)


     Except as described above, the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by a modification or amendment (voting as one class) is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (i) extend the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, (ii) reduce the principal amount of, or any premium or interest on, any Debt Security, (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (iv) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (vi) modify or waive any provision relating to the Guarantee, (vii) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (viii) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (ix) modify such provisions with respect to modification and waiver. (Section 902)


     The Holders of a majority in principal amount of the Outstanding Securities of any series may waive compliance by the Company or the Guarantor with certain restrictive provisions of the Indenture. (Section 1009) The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, and (ii) the principal amount of a Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to
Section 1302, will not be deemed to be Outstanding. (Section 101)

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee also will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on that record date, whether or not such Holders remain Holders after such record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specific period following the record date. For any particular record date, this period will be 90 days. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or
Section 1303 of the Indenture, relating to defeasance of certain covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of the series. (Section 1301)

     Defeasance and Discharge. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the sole benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

     Defeasance of Certain Covenants. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants, including those described under "Certain Covenants of the Company and the Guarantor" and in clause (v) of "Events of Default" and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described in clause
(iv) (with respect to such restrictive covenants) and clause (v) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the sole benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities relating thereto or on redemption in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. (Sections 1303 and 1304)

NOTICES

     Except as may be described in any Prospectus Supplement with respect to the Holders of a particular series of Debt Securities, notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 113)

INFORMATION CONCERNING THE TRUSTEE

     The Company maintains a banking relationship with the Trustee in the ordinary course of its business, and the Trustee participates, along with several other banks, in the Company's credit facility.

                             FOREIGN CURRENCY RISKS

GENERAL

     The principal of, or any premium or interest on, Debt Securities of a series may be denominated in such foreign currencies or currency units as may be designated by the Company at the time of offering (the "Foreign Currency Securities").

     THE INFORMATION SET FORTH BELOW DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY SECURITIES THAT RESULT FROM SUCH DEBT SECURITIES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. ANY ADDITIONAL MATERIAL FOREIGN CURRENCY RISKS PERTAINING TO A PARTICULAR DEBT SECURITY DENOMINATED IN A FOREIGN CURRENCY WILL BE DISCLOSED IN THE PROSPECTUS SUPPLEMENT REGARDING SUCH DEBT SECURITY. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN

FOREIGN CURRENCY SECURITIES. FOREIGN CURRENCY SECURITIES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Unless otherwise indicated in the applicable Prospectus Supplement, a Foreign Currency Security will not be sold in, or to a resident of, the country of the Specified Currency (as defined below) in which such Debt Security is denominated. The information set forth below is by necessity incomplete and prospective purchasers of Foreign Currency Securities should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Security or the receipt of payments of principal of and any premium and interest on a Foreign Currency Security in a Specified Currency.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Securities entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the currency or currency unit designated by the Company at the time of offering for payments of principal or any premium or interest on the Foreign Currency Securities (the "Specified Currency") and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and the supply of and demand for the relevant currencies over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Security. Depreciation of the Specified Currency applicable to a Foreign Currency Security against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Debt Security, in the U.S. dollar-equivalent value of the principal repayable at Maturity or any premium or interest on such Debt Security and, generally, in the U.S. dollar-equivalent market value of such Debt Security.

     Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Security's Maturity. Even if there are not exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Security would not be available at the time or times of payment on such Debt Security due to circumstances beyond the control of the Company.

JUDGMENTS

     In the event an action based on Foreign Currency Securities were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Debt Securities only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Holders of Foreign Currency Securities would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Trustee converts U.S. dollars into the Specified Currency for payment of the judgment.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If underwriters are utilized in the sale, the Company and the Guarantor will execute an underwriting agreement with such underwriters at the time of sale to such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public. Any underwriters will acquire Debt Securities for their own account and may resell such Debt Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby. If any underwriters are utilized in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities, if any are purchased.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal, and the terms of the transaction will be set forth in the Prospectus Supplement. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, underwriters and dealers may be entitled under agreements entered into with the Company and the Guarantor to indemnification by the Company and the Guarantor against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company or the Guarantor in the ordinary course of business.

     Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto.


     The place, time of delivery, specific terms and manner of sale for the Debt Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.


     All Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities.

                                 LEGAL MATTERS

     The validity of the Debt Securities and the Guarantee will be passed upon for the Company and the Guarantor, as applicable, by James E. Knox, Senior Vice President, General Counsel and Secretary of the Guarantor. Mr. Knox owns a total of 464,244 shares and options to acquire shares of the Guarantor's common stock. Certain legal matters will be passed upon for the underwriters, dealers, purchasers or agents by Foley & Lardner, Milwaukee, Wisconsin.

                                    EXPERTS

     The consolidated financial statements and schedules included in the Annual Report on Form 10-K of Anixter International Inc. for the year ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE GUARANTOR OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


                                        PAGE
                                        ----
The Company...........................   S-2
The Guarantor.........................   S-2
Use of Proceeds.......................   S-2
Summary Financial Information of
  Guarantor...........................   S-3
Capitalization of the Company.........   S-4
Summarized Financial Information of
  the Company.........................   S-5
Description of Notes..................   S-6
Underwriting..........................  S-10
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
The Guarantor.........................     4
Use of Proceeds.......................     4
Ratios of Earnings to Fixed Charges...     4
Description of Debt Securities........     4
Foreign Currency Risks................    18
Plan of Distribution..................    19
Legal Matters.........................    20
Experts...............................    20


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                  $100,000,000

                                  ANIXTER LOGO

                                        % NOTES

                            DUE SEPTEMBER    , 2003


                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.


                               SEPTEMBER   , 1996


             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting and other discounts and commissions, are, subject to future contingencies, estimated to be as follows:


        Securities and Exchange Commission Registration Fee................   $ 68,966
        Printing and Engraving Expenses....................................     35,000
        Fees of Rating Agencies............................................    110,000
        Trustee Fees and Expenses..........................................      7,000
        Accounting Fees and Expenses.......................................     18,000
        Legal Fees and Expenses............................................     10,000
        Miscellaneous Expenses.............................................      6,034
                                                                              --------
             Total.........................................................   $255,000
                                                                              ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Delaware General Corporation Law, the Registrants' By-Laws and individual indemnity agreements, directors and officers of the Registrants are entitled to mandatory indemnification from the applicable Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, if (in the latter case only) the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the applicable Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrants under certain circumstances.

     The indemnification provided by the Delaware General Corporation Law and the Registrants' By-Laws is not exclusive of any other rights to which a director or officer of the respective Registrants may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Registrants maintain a liability insurance policy for their directors and officers as permitted by Delaware law which may extend to, among other things, liability arising under the Securities Act of 1933.

     The proposed form of Underwriting Agreement for the Debt Securities contains provisions under which the Underwriters agree to indemnify the directors and officers of the Registrants against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

     The exhibits filed herewith are as specified on the Exhibit Index included herein.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Skokie, State of Illinois, on August 27, 1996.


                                          ANIXTER INC.


                                          By:      /s/ ROBERT W. GRUBBS, JR.


                                            ------------------------------------
                                            Robert W. Grubbs, Jr.
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                 TITLE                         DATE
- -----------------------------------   ---------------------------------------   ---------------
     /s/ ROBERT W. GRUBBS, JR.        President, Chief Executive Officer and    August 27, 1996
- -----------------------------------   Director (Principal Executive Officer)
       Robert W. Grubbs, Jr.
       /s/ DENNIS J. LETHAM           Executive Vice President-Finance          August 27, 1996
- -----------------------------------   (Principal Financial Officer)
         Dennis J. Letham
      /s/ JAMES M. FROISLAND          Vice President-Controller                 August 27, 1996
- -----------------------------------   (Principal Accounting Officer)
        James M. Froisland
       /s/ ROD F. DAMMEYER*           Director                                  August 27, 1996
- -----------------------------------
          Rod F. Dammeyer
        /s/ JAMES E. KNOX*            Director                                  August 27, 1996
- -----------------------------------
           James E. Knox
     *By:         /s/ JOHN A.
                DUL
- -----------------------------------
              John A. Dul
            Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 27, 1996.


                                          ANIXTER INTERNATIONAL INC.


                                          By:         /s/ ROD F. DAMMEYER


                                            ------------------------------------
                                            Rod F. Dammeyer
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                 TITLE                          DATE
- -----------------------------------   ---------------------------------------   ----------------


        /s/ ROD F. DAMMEYER           President, Chief Executive Officer and    August 27, 1996
- -----------------------------------   Director
          Rod F. Dammeyer             (Principal Executive Officer)
       /s/ DENNIS J. LETHAM           Senior Vice President-Finance             August 27, 1996
- -----------------------------------   (Principal Financial Officer)
         Dennis J. Letham
      /s/ JAMES M. FROISLAND          Vice President-Controller                 August 27, 1996
- -----------------------------------   (Principal Accounting Officer)
        James M. Froisland
       /s/ LORD JAMES BLYTH*          Director                                  August 27, 1996
- -----------------------------------
         Lord James Blyth
      /s/ BERNARD F. BRENNAN*         Director                                  August 27, 1996
- -----------------------------------
        Bernard F. Brennan
    /s/ ROBERT E. FOWLER, JR.*        Director                                  August 27, 1996
- -----------------------------------
       Robert E. Fowler, Jr.
     /s/ ROBERT W. GRUBBS, JR.        Director                                  August 27, 1996
- -----------------------------------
       Robert W. Grubbs, Jr.
       /s/ F. PHILIP HANDY*           Director                                  August 27, 1996
- -----------------------------------
          F. Philip Handy
       /s/ MELVIN N. KLEIN*           Director                                  August 27, 1996
- -----------------------------------
          Melvin N. Klein

             SIGNATURE                                 TITLE                          DATE
- -----------------------------------   ---------------------------------------   ----------------
        /s/ JOHN R. PETTY*            Director                                  August 27, 1996
- -----------------------------------
           John R. Petty
      /s/ SHELI Z. ROSENBERG*         Director                                  August 27, 1996
- -----------------------------------
        Sheli Z. Rosenberg
       /s/ STUART M. SLOAN*           Director                                  August 27, 1996
- -----------------------------------
          Stuart M. Sloan
      /s/ THOMAS C. THEOBALD*         Director                                  August 27, 1996
- -----------------------------------
        Thomas C. Theobald
         /s/ SAMUEL ZELL*             Director                                  August 27, 1996
- -----------------------------------
            Samuel Zell
  *By:      /s/ DENNIS J. LETHAM
- -----------------------------------
         Dennis J. Letham
         Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                    DOCUMENT DESCRIPTION
- -------   ------------------------------------------------------------------------------------
(1)       Form of Underwriting Agreement relating to the Debt Securities.*
(4.1)     Form of Indenture among Anixter Inc., Anixter International Inc. and The Bank of New
          York, as Trustee, relating to the Debt Securities and the Guarantee.
(4.2)     Form of Officers' Certificate (including form of Debt Security)
(5)       Opinion of James E. Knox (including consent of counsel).
(12)      Statement re computation of ratios of earnings to fixed charges.*
(23.1)    Consent of Ernst & Young LLP.
(23.2)    Consent of James E. Knox (filed as part of Exhibit (5)).
(24.1)    Powers of Attorney for Anixter Inc. (included on the applicable signature page of this Registration Statement).*
(24.2)    Powers of Attorney for Anixter International Inc.*
(25)      Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.*


- -------------------------

* Previously filed.